Exhibit 99.1

NEWS RELEASE

Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard ▪ Lascar Associates
713-529-6600
BASIC ENERGY SERVICES REPORTS
FIRST QUARTER 2017 RESULTS

FORT WORTH, Texas - April 20, 2017 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced its financial and operating results for the first quarter ended March 31, 2017.

Basic emerged from its Chapter 11 bankruptcy pursuant to a prepackaged plan of reorganization on December 23, 2016. Upon emergence from the Chapter 11 bankruptcy, the Company adopted fresh start accounting, which resulted in Basic becoming a new entity for accounting and financial reporting purposes upon emergence. As such, the application of fresh start accounting was reflected in Basic’s balance sheet as of December 31, 2016 and all fresh start accounting adjustments were included in its consolidated statement of operations for the year ended December 31, 2016. Due to these adjustments, the financial statements as of March 31, 2017 are not comparable with information provided for periods prior to December 31, 2016.

FIRST QUARTER 2017 HIGHLIGHTS

First quarter 2017 revenue increased 17% to $182.0 million from $155.5 million in the fourth quarter of 2016, as more stable oil prices led our customers to complete more wells and accelerate deferred maintenance work on the large number of existing wells throughout our footprint. In the first quarter of 2016, Basic generated $130.4 million in revenue.

For the first quarter of 2017, Basic reported a net loss of $38.6 million, or a loss of $1.49 per basic and diluted share. This is compared to net income of $141.9 million, or $3.32 per basic share and $3.15 per diluted share for the fourth quarter of 2016, and a net loss of $83.3 million, or $2.00 per basic and diluted share in the first quarter of 2016.

Exhibit 99.1

	Three months ended March 31,
	2017	EPS
Special Items (adjusted for tax)	(Unaudited)
Net loss, as reported	$(38.6)	$(1.49)
Restructuring expense	1.0	0.04
Retention expense	0.8	0.03
Valuation allowance on federal deferred tax assets	14.2	0.53
Adjusted net loss	$(22.6)	$(0.87)

Excluding the impact of these special items listed above, Basic reported a net loss of $22.6 million, or a loss of $0.87 per basic and diluted share. The reorganization expenses and retention expenses are both related to Basic’s Chapter 11 Restructuring that occurred in 2016. Excluding special items, the Company reported a net loss of $60.2 million, or a loss of $1.41 per basic and diluted share, in the fourth quarter of 2016 and a net loss of $54.8 million, or a loss of $1.32 per basic and diluted share in the first quarter of 2016.

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “Our first quarter results were better than originally anticipated. This is a reflection of the improvement in oil prices as compared to the end of 2016, and subsequently, a recovery in all oilfield-related services. This increased level of activity that started in the Permian Basin and the STACK and SCOOP plays in Oklahoma, is now spreading into other non-conventional basins strengthening our base of business. Our customers are taking advantage of the improved oil price environment to accelerate well maintenance and completion activity. Most have increased their capital expenditures programs and as a result our first quarter revenues increased 17%, sequentially. From an EBITDA standpoint, we were near breakeven for the quarter and well into positive territory for March.

“This improved performance was led by both our pressure pumping and coil tubing product lines with all of our frac horsepower operating during the quarter. In addition, we are starting to experience a ramp-up in activity in both our well servicing and fluid service businesses with increased utilization in both product lines. While pricing in all our markets remain competitive, the margin pressure we encountered during the fourth quarter has lessened, allowing us to deliver a sequential 300 basis point expansion in gross margin.

“Looking forward, we continue to expect a gradual improvement in pricing and utilization for the remainder of 2017. Customer feedback on capital expenditures remains promising, with expected improvements in oily basins for all of our service segments. We currently anticipate additional margin expansion in the second quarter as the impact of payroll taxes fade. Longer daylight hours will benefit our utilization levels as well. We expect to generate positive EBITDA in every month of the second quarter and a sequential increase of 18-20% in quarterly revenues.”

Adjusted EBITDA was ($1.2) million, or (0.7)% of revenues, for the first quarter of 2017 compared to ($5.2) million, or (3)% of revenues, in the fourth quarter of 2016. In the first quarter of 2016, Basic generated Adjusted EBITDA of ($11.1) million, or (9)% of revenues. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization (“EBITDA”), the net gain or loss from the disposal of assets, retention expense, and restructuring expense. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.

Exhibit 99.1

Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue increased 36% to $80.4 million in the first quarter of 2017 from $59.2 million in the prior quarter. The sequential increase in revenue was primarily due to higher activity levels as customers took advantage of more favorable oil prices to reduce the inventory of drilled but uncompleted wells outstanding. In the first quarter of 2016, this segment generated $39.7 million in revenue.

At March 31, 2017, Basic had approximately 444,000 hydraulic horsepower (“HHP”), flat with 444,000 HHP both at the end of the previous quarter and as of March 31, 2016. As announced in February 2017, we will be adding 74,000 of frac HHP in the second quarter of 2017. The totality of this horsepower should be operational by May. Weighted average HHP for the first quarter of 2017 was 444,000, equal to the fourth quarter of 2016. This includes 358,000 of frac HHP.
Segment profit in the first quarter of 2017 increased 57% to $13.2 million compared to $8.4 million in the prior quarter. Segment margin for the first quarter of 2017 increased 190 basis points to 16% compared to 14% during the previous quarter, driven predominantly by the positive impact of incremental margins on the higher revenue base and by improved pricing that came into play late in the first quarter. This margin improvement was partially offset by the annual unemployment tax reset, which had an impact of 100 basis points to quarterly margins. During the first quarter of 2016, segment profit was $4.9 million, or 12% of segment revenue.

Fluid Services

Fluid services revenue in the first quarter of 2017 increased 3% to $50.2 million compared to $48.8 million in the prior quarter. Segment revenues grew driven by an increase in non-trucking activity, improved disposal utilization and higher skim oil sales. During the first quarter of 2016, this segment generated $50.3 million in revenue.
The weighted average number of fluid services trucks decreased 1% to 935 during the first quarter of 2017, compared to 944 during the fourth quarter of 2016 and declined 5% compared to 985 during the first quarter of 2016. Truck hours of 484,300 during the first quarter of 2017 represented a decrease of 4% from the 503,200 generated in the fourth quarter of 2016 and a decrease of 7% compared to 521,500 in the same period in 2016.
The average revenue per fluid service truck increased 4% to $53,700 from $51,600 in the fourth quarter of 2016, as non-trucking activity picked up and disposal utilization and skim oil sales increased with trucking activity. In the comparable quarter of 2016, average revenue per fluid truck was $51,000.

Segment profit in the first quarter of 2017 increased by 37% to $8.7 million, compared to a profit of $6.3 million in the fourth quarter of 2016. Segment profit margin increased 430 basis points to 17% due to the impact of incremental margins on the higher revenue base, offset by 160 basis points of impact from the annual reset of unemployment taxes. Segment profit in the same period in 2016 was $9.1 million, or 18% of segment revenue.

Well Servicing
Well servicing revenues increased 8% to $48.6 million during the first quarter of 2017 compared to $45.1 million in the prior quarter led by increased rig activity and improved pricing late in the quarter. Well servicing revenues were $38.9 million in the first quarter of 2016. Revenues from the Taylor manufacturing

Exhibit 99.1

operations were $230,000 in the first quarter of 2017 compared to $1.3 million in the prior quarter and $4.1 million in the first quarter of 2016.
At March 31, 2017, the well servicing rig count was 421, the same as the end of the prior quarter and at March 31, 2016. Rig hours were 157,600 in the first quarter of 2017, up 8% compared to 146,200 hours in the fourth quarter of 2016 and up 45% from 108,400 hours in the comparable quarter of last year. Rig utilization was 52% in the first quarter of 2017, compared to 49% in the prior quarter and up from 36% in the first quarter of 2016.
Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was $307 in the first quarter of 2017, 2% higher compared to $300 in the previous quarter and down 4% from $321 reported in the first quarter of 2016. The sequential increase was due mainly to improved pricing late in the first quarter of 2017.
Segment profit in the first quarter of 2017 increased 25% to $7.7 million, compared to $6.1 million in the prior quarter and increased 74% from $4.4 million during the same period in 2016. Segment profit margin increased to 16% in the first quarter of 2017 from 14% in the prior quarter. This margin improvement includes the impact of the annual reset of unemployment taxes of approximately 230 basis points. In the first quarter of 2016, segment profit was 11% of segment revenue. Margins improved primarily due to higher utilization and pricing. Segment profit from the Taylor manufacturing operations was $17,000 in the first quarter of 2017 compared to a loss of $9,000 in last year’s fourth quarter.

Contract Drilling

Contract drilling revenues increased by 14% to $2.8 million during the first quarter of 2017 from $2.4 million in the prior quarter. During the first quarter of 2016, this segment generated $1.5 million in revenue. Basic marketed 12 drilling rigs during the first quarter of 2017, the same number of rigs as in the previous quarter as well as the first quarter of 2016. While two rigs were active at the beginning of the first quarter, only one rig was working by the end of March. Revenue per drilling day in the first quarter of 2017 was up 17% to $20,500 compared to $17,500 in the previous quarter and up from $16,500 in the first quarter of 2016, due to increased activity in the rig moving business line.
Rig operating days during the first quarter of 2017 decreased by 3% to 135 compared to 139 in the prior quarter, resulting in rig utilization of 12% during the first quarter of 2017 compared to 13% during the prior quarter. In the comparable period in 2016, rig operating days were 91, producing a utilization of 8%.
Segment profit in the first quarter of 2017 was $355,000 compared to a loss of $40,000 in the prior quarter and a loss of $57,000 in the first quarter of 2016. Segment margin for the first quarter of 2017 was 13% of segment revenues compared to (2)% in the prior quarter. The positive margin is due to two rigs being active for the majority of the quarter, along with increases in rig moving activity. Last year in the comparable period, segment margin was (4)%.
G&A Expense
General and administrative (“G&A”) expense for the first quarter of 2017 was $34.2 million. This compares to an as reported G&A expense for the fourth quarter of 2016 of $48.6 million. Excluding costs associated with the bankruptcy and restructuring and retention expenses, G&A expense in the first quarter of 2017 was $31.2 million, or 17% of revenue, compared to $27.5 million, or 18% of revenue, in the prior quarter. The sequential upturn in G&A expense was due to expense associated with a full quarter’s effect of non-cash deferred compensation of $4.9 million related to stock incentive plans, as well as an impact of $700,000

Exhibit 99.1

of expense associated with the annual reset of unemployment taxes in the first quarter of 2017. G&A expense in the first quarter of 2016 was $29.6 million, or 23% of revenue.
Interest Expense
Net interest expense for the first quarter of 2017 was $9.1 million. These amounts include interest on Basic’s term loan facility and capital leases, as well as approximately $1.6 million of non-cash interest expense related to the accretion of fair value discounts on the Company’s debt. These discounts were recorded in the fourth quarter of 2016 as part of the fresh start accounting process. Net interest expense in the fourth quarter of 2016 was $29.4 million, and $20.7 million in the first quarter of 2016.
Tax Benefit
Basic’s tax expense for the first quarter of 2017 was $375,000 compared to no tax expense in the fourth quarter of 2016. The first quarter of 2017 represents an effective tax rate of 1%, compared to 0% in the prior quarter. Excluding the impact of the value allowance mentioned above, the operating effective tax benefit of $14.2 million in the first quarter of 2017 translated into an effective tax benefit rate of 36%.
Cash and Total Liquidity

On March 31, 2017, Basic had cash and cash equivalents of approximately $50.6 million, compared to $98.9 million at December 31, 2016 and $75.1 million on March 31, 2016.

At March 31, 2017, total liquidity was approximately $74.0 million, which included $23.4 million of availability under Basic’s amended and restated $75 million revolving credit facility.
Capital Expenditures
Total capital expenditures during the first three months of 2017 were approximately $48.3 million (including capital leases and other financing of $22.4 million), comprised of $24.4 million for expansion projects, $23.7 million for sustaining and replacement projects and $243,000 for other projects. Expansion capital spending included $19.9 million for the completion and remedial services segment, $4.2 million for the well servicing segment, and $319,000 for the fluid services segment. Other capital expenditures were mainly for facilities and IT infrastructure.

Basic currently anticipates 2017 capital expenditures of $115.0 million, including $70.0 million of capital leases and other financings. This includes committed expansion capital expenditures of $45 million in 2017. The expansion capital consists of $43.0 million for completion and remedial services and $2.0 million for the well servicing segment.
Conference Call

Basic will host a conference call to discuss its first quarter 2017 results on Friday, April 21, 2017, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until May 5, 2017 and may be accessed by calling (201) 612-7415 and using pass code 13658595#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

Exhibit 99.1

About Basic Energy Services
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs more than 3,900 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.
Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition within our industry. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2016 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Exhibit 99.1

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended March 31,
	2017	2016
	Successor	Predecessor
	(Unaudited)
Income Statement Data:
Revenues:
Completion and remedial services	$80,431	$39,696
Fluid services	50,206	50,250
Well servicing	48,619	38,906
Contract drilling	2,763	1,504
Total revenues	182,019	130,356
Expenses:
Completion and remedial services	67,252	34,788
Fluid services	41,538	41,167
Well servicing	40,916	34,470
Contract drilling	2,408	1,561
General and administrative (1)	34,205	29,562
Depreciation and amortization	25413	56,152
(Gain) loss on disposal of assets	(467)	(75)
Total expenses	211,265	197,625
Operating loss	(29,246)	(67,269)
Other income (expense):
Reorganization items, net	(9,109)	(20,714)
Interest expense	12	2
Interest income	92	96
Bargain purchase gain on acquisition	(38,251)	(87,885)
Other income	(375)	4,546
Loss before income taxes	(38,626)	(83,339)
Income tax benefit (expense)	(375)	4,546
Net loss	$(38,626)	$(83,339)
Loss per share of common stock:
Basic	$(1.49)	$(2.00)
Diluted	$(1.49)	$(2.00)

Other Financial Data:
EBITDA (2)	$(3,741)	$(11,021)
Adjusted EBITDA (2)	(1,230)	(11,096)
Capital expenditures:
Acquisitions, net of cash acquired	—	—
Property and equipment	25,930	4,577

	As of
	March 31,	December 31,
	2017	2016
	(Unaudited)	Audited
Balance Sheet Data:
Cash and cash equivalents	$50,640	$98,875
Net property and equipment	510,346	488,848
Total assets	769,277	768,160
Total long-term debt	194,442	184,752
Total stockholders' equity	380,191	414,408

Exhibit 99.1

	March 31,
	2017	2016
	Successor	Predecessor
Segment Data:	(unaudited)
Completion and Remedial Services
Segment Profits as a percent of revenue	16%	12%

Fluid Services
Weighted average number of fluid service trucks	935	985
Truck hours (000's)	484.3	521.5
Revenue per fluid services truck (000's)	$54	$51
Segment profits per fluid services truck (000's)	$9	$10
Segment profits as a percent of revenue	17%	18%

Well Servicing
Weighted average number of rigs	421	421
Rig hours (000's)	157.6	108.4
Rig utilization rate	52%	36%
Revenue per rig hour, excluding manufacturing	$307	$321
Well servicing rig profit per rig hour	$49	$44
Segment profits as a percent of revenue	16%	11%

Contact Drilling
Weighted average number of rigs	12	12
Rig operating days	135	91
Drilling utilization rate	12%	8%
Revenue per day	20,500	16,500
Drilling rig profit per day	$2,600	$(400)
Segment profits as a percent of revenue	13%	-4%

Exhibit 99.1

(1) Includes approximately $4,870,000 and $3,258,000 of non-cash compensation expense for the three months ended March 31, 2017 and 2016, respectively.

(2) This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, the gain or loss on disposal of assets, retention expense, and restructuring expense or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
EBITDA does not reflect income taxes;
         Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
Adjusted EBITDA does not reflect Basic’s retention expense;
Adjusted EBITDA does not reflect Basic’s restructuring costs; and
Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

Exhibit 99.1

The following table presents a reconciliation of net loss to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months ended March 31,
	2017	2016
	Successor	Predecessor
Reconciliation of Net Loss to EBITDA:
Net loss	$(38,626)	$(83,339)
Income taxes	375	(4,546)
Net interest expense	9,097	20,712
Depreciation and amortization	25,413	56,152
EBITDA	$(3,741)	$(11,021)

The following table presents a reconciliation of net loss to “Adjusted EBITDA,” which means our EBITDA excluding the gain or loss on disposal of assets, retention expense, and restructuring expense:

	Three months ended March 31,
	2017	2016
	Successor	Predecessor
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(38,626)	$(83,339)
Income taxes	375	(4,546)
Net interest expense	9,097	20,712
Depreciation and amortization	25,413	56,152
(Gain) loss on disposal of assets	(467)	(75)
Retention expense	1,357	—
Restructuring expense	1,621	—
Adjusted EBITDA	$(1,230)	$(11,096)